EXHIBIT 99.1
FirstCash Reports First Quarter Results;
Adds 26 Stores During Quarter;
Increases Quarterly Dividend to $0.30 per Share
____________________________________________________________

Fort Worth, Texas (April 21, 2021) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of over 2,770 retail pawn stores in the U.S. and Latin America, today announced operating results for the three month period ended March 31, 2021, and an update on the impact of COVID-19 on its business. In addition, the Board of Directors declared a $0.30 per share quarterly cash dividend, an increase of 11% compared to the previous quarterly dividend of $0.27 per share, to be paid in May 2021.

Mr. Rick Wessel, chief executive officer, stated, “We are pleased to report strong first quarter earnings results and cash flows which exceeded our internal expectations. These rapidly improving results highlight the diversity of FirstCash’s business model and continued profitability despite the impacts of COVID-19. More importantly, our dedicated and experienced team of front line associates and store managers have consistently performed at an incredibly high level to support our customers through challenging and rapidly evolving circumstances over the past twelve months.

“The strength of first quarter sales volumes and margins in the U.S. drove a year-over-year increase in domestic retail gross profit as our stores benefited from improved inventory levels and the impact of additional federal stimulus payments to consumers. In Latin America, we continued to see a recovery in pawn lending demand as total loan balances reached near pre-pandemic levels. The Company’s operations in Latin America also realized robust retail margins and strong inventory turns. Additionally, our disciplined focus on expense control contributed to further operating margin recovery in both markets.

“Our strategic growth initiatives resulted in 24 new first quarter stores in three Latin American countries and the acquisition of two U.S. stores in Texas. With robust first quarter cash flows, we were able to significantly reduce revolving debt and we believe that we are well positioned for continued investments in growth and shareholder returns, including the increased quarterly dividend.”
This release contains adjusted earnings measures, which exclude certain extraordinary and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended March 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2021	2020	2021	2020
Revenue	$407,939	$466,490	$407,939	$466,490
Net income	$33,715	$32,918	$34,928	$40,295
Diluted earnings per share	$0.82	$0.78	$0.85	$0.96
EBITDA (non-GAAP measure)	$63,955	$64,624	$65,601	$74,606
Weighted-average diluted shares	41,056	42,007	41,056	42,007

Consolidated Earnings Highlights
•Diluted earnings per share for the first quarter increased 5% on a GAAP basis and decreased 11% on an adjusted non-GAAP basis compared to the prior-year quarter, reflecting the strongest comparative quarter since the beginning of the pandemic.
•Earnings results reflected expected revenue declines of 13% in the first quarter, which primarily related to the impacts of COVID-19 on pawn lending and inventory levels. The revenue contraction for the quarter was the smallest since the second quarter of last year, and the Company saw significant improvement in many key operating metrics during the first quarter:
•Retail results were stronger than anticipated and drove a 3% increase in first quarter merchandise gross profit compared to the first quarter of 2020. The increase was driven by a smaller than expected decline in U.S. retail sales of only 3% and continued margin improvements in both the U.S. and Latin America.
•Retail sales gross margins of 42% in the first quarter remained at record levels and were a significant improvement over the 38% gross margins in the first quarter of last year.
•Improving pawn loan demand in Latin America was offset by lower demand in the U.S. that was impacted by two rounds of stimulus payments to most of the Company’s customers. Pawn fees declined 19% on a consolidated basis for the quarter compared to the prior-year quarter.
•Inventory levels remained stable, decreasing only 3% sequentially compared to the fourth quarter of 2020 despite the larger than expected first quarter retail sales volumes.
•Increased inventory turns and margins resulted in a record return on earning assets (trailing twelve months net revenue divided by average pawn receivables and inventories) of 189% in the first quarter of 2021 compared to 164% in the first quarter of 2020.
•The Company continued its efforts to improve efficiency and optimize expenses which resulted in an 11% reduction in store-level expenses and a 6% reduction in administrative expenses compared to the prior-year quarter.
•The adjusted EBITDA margin for the first quarter of 2021 was over 16%, which equals the “pre-pandemic” margin in the first quarter of 2020.
•Cash flow from operating activities was $214 million for the trailing twelve months ended March 31, 2021, while adjusted free cash flow, a non-GAAP financial measure, was $276 million for the trailing twelve months.
•First quarter earnings generated an improvement in the Company’s annualized return on assets and return on equity compared to the first quarter of last year.

Acquisitions and Store Opening Highlights
•A total of 24 de novo locations were opened in Latin America during the first quarter, which included 22 locations in Mexico, one in Guatemala and one in Colombia.
•Including two additional locations acquired in the U.S. in January, there were 26 total store additions during the first quarter. The Company has added 96 total locations over the last twelve months and 163 locations since the beginning of 2020.
•As of March 31, 2021, the Company operated 2,771 stores, with 1,725 stores in Latin America and 1,046 stores in the U.S. The Latin American locations include 1,637 stores in Mexico, 60 stores in Guatemala, 15 stores in Colombia and 13 stores in El Salvador.

U.S. Pawn Operations
•Retail sales for the first quarter of 2021 were stronger than anticipated, down only 3% compared to the prior-year quarter, which compares favorably to the 17% decline in the previous sequential quarter. Sales volumes were very strong in early January and again in March, consistent with the timing of stimulus payments and tax refunds. On a same store-basis, retail sales declined only 5% compared to the prior-year quarter.
•Retail sales margins continued to expand, with a first quarter margin of 44% compared to the 39% margin in the same quarter last year. The strength in retail margins reflect continued retail demand for value-priced, pre-owned merchandise, increased buying of fresh merchandise from customers and lower levels of aged inventory, all of which limited the need for normal discounting.
•Resulting gross profit from retail sales increased 9% compared to a year ago, reflecting the diversity and durability of the pawn business for the reasons noted above.
•The sales results generated annualized inventory turnover rates of 3.5 times for the quarter and 3.3 times for the trailing twelve months ended March 31, 2021 compared to 3.1 and 2.9 times in the respective prior-year periods. Despite the larger than expected first quarter retail sales volumes, inventory levels at the end of the first quarter decreased only 6% compared to the previous sequential quarter and aged inventories remained low at only 2% of total inventories. In order to augment retail inventories and support increased turns, the Company continued to emphasize direct “buys” of merchandise purchased from customers. Retail inventory production was further bolstered by decreasing the percentage of jewelry normally scrapped and liquidated on a wholesale basis.
•Pawn receivables at March 31, 2021 were down 24% in total compared to the prior year, which was also a sequential decline compared to an 18% decline at the beginning of the quarter, due primarily to the impact of direct federal stimulus payments delivered in early January and beginning again in March. Pawn loan originations were down 19% for the quarter, which is down sequentially, but still an improvement over the second and third quarters of 2020. Same-store pawn receivables were down 25% at quarter end and resulting total and same-store pawn fees for the first quarter were down 22% and 23%, respectively, compared to the prior-year quarter.
•Wholesale scrap jewelry margins improved to 18% in the first quarter of 2021 compared to 10% in the respective prior-year period, as the Company benefited from increased gold prices. Despite lower sales volumes, net revenue from non-core scrap jewelry sales increased 15% for the quarter compared to the prior-year quarter as a result of the increased margins.
•Store operating expenses decreased 12% in total and on a same-store basis compared to the prior-year quarter, reflecting the continued expense optimization efforts from reduced staffing levels through normal attrition, reduced store hours in some markets and other store-level cost saving initiatives.
•Although segment pre-tax income for the first quarter was down a modest 5% compared to the prior year, the segment pre-tax margin improved to 22% for the first quarter of 2021 compared to 21% for both the prior-year quarter and previous sequential quarter.

Note: Certain growth rates in “Latin America Pawn Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the three month period ended March 31, 2021 was 20.3 pesos / dollar, an unfavorable change of 2% versus the comparable prior-year period.

Latin America Pawn Operations
•All of the Company’s stores in Latin America are currently open and operating, although operations continued to be nominally impacted by restricted operating hours or days in certain markets.
•Pawn loan origination volumes in Latin America continued to improve during the first quarter with resulting pawn loans outstanding at March 31, 2021 up 6% on a U.S. dollar translated basis and down 6% on a constant currency basis compared to the prior year. Same-store pawn loans at March 31, 2021 increased 5% on a U.S. dollar translated basis and decreased 7% on a constant currency basis compared to the prior year.
•Pawn fees, which typically lag pawn receivables growth, decreased 12% in the first quarter, or 10% on a constant currency basis, as compared to the prior-year quarter, representing solid sequential improvement over the fourth quarter of 2020. On a same-store basis, pawn fees decreased 13% on a U.S. dollar basis and were down 11% on a constant currency basis compared to the prior-year quarter.
•Retail sales in the first quarter were impacted by a combination of lower inventory levels and the absence of government stimulus programs in Latin America. Resulting retail sales for the first quarter decreased 18%, or 17% on a constant currency basis, compared to the prior-year quarter. Same-store retail sales decreased 21% on a U.S. dollar basis and 19% on a constant currency basis compared to the prior-year quarter.
•Partially offsetting the impact of lower total retail sales, retail margins continued to strengthen at 38% in the first quarter compared to 35% in the first quarter of 2020. As in the U.S., the improved margins reflect fresher inventories and continued demand for popular value-priced consumer electronics. As a result, gross profit from retail sales declined only 11% on a U.S. dollar basis, or 9% on a constant currency basis, in the first quarter compared to the prior-year quarter.
•Further reflecting the improved retail efficiency, annualized inventory turnover was a near record at 4.4 times for the trailing twelve months ended March 31, 2021 compared to 3.9 turns in the same period last year. Inventories aged greater than one year as of March 31, 2021 remained extremely low at 2%.
•Store operating expenses decreased 8%, or 6% on a constant currency basis, while same-store operating expenses decreased 11%, or 9% on a constant currency basis, compared to the prior-year quarter. The reduction in operating expenses reflects the continued expense optimization efforts from reduced staffing levels through normal attrition, reduced store hours and other store-level cost saving initiatives.
•Segment pre-tax operating margin was 19% for the first quarter of 2021 (also 19% on a constant currency basis) compared to 21% in the prior-year quarter.

Liquidity and Shareholder Returns
•The Company generated $214 million in cash flow from operations and $276 million in adjusted free cash flow during the trailing twelve months ended March 31, 2021 compared to $237 million of cash flow from operations and $238 million of adjusted free cash flow during the same prior-year period.
•Utilizing strong first quarter cash flows, the Company was able to reduce outstanding debt by $79 million during the quarter. The Company’s strong liquidity position includes cash balances at March 31, 2021 of $55 million and ample borrowing capacity under bank lines of credit.
•The Company also utilized its cash flow and liquidity to invest $25 million in acquisitions, capital expenditures, primarily for new stores, and purchases of store real estate during the three months ended March 31, 2021.

•The Board of Directors declared a $0.30 per share second quarter cash dividend on common shares outstanding, which will be paid on May 28, 2021 to stockholders of record as of May 14, 2021. On an annualized basis, the increased dividend is now $1.20 per share, representing an 11% increase. Any future dividends are subject to approval by the Company’s Board of Directors.
•During the first quarter, the Company repurchased 84,000 shares of common stock at an aggregate cost of $5 million and an average cost per share of $59.06. The Company has $117 million remaining under its current share repurchase authorizations. Future share repurchases are subject to expected liquidity, acquisition opportunities, debt covenant restrictions and other relevant factors.

2021 Outlook
Given the continued uncertainties related to COVID-19, the Company is not currently providing earnings guidance. However, the following factors are expected to impact operating trends in 2021:
•Impact of COVID-19: The extent to which COVID-19 continues to impact the Company’s operations will depend on future developments, which remain uncertain and cannot be predicted with confidence. This includes the ongoing duration and severity of the pandemic, the pace of economic recovery and the duration of governmental responses such as stimulus programs, enhanced child tax credits and extended unemployment benefits as seen in the U.S.
•U.S. pawn loan demand, which had partially recovered in the second half of last year, has dampened slightly this year, which the Company attributes primarily to the two rounds of federal stimulus payments, with the most recent beginning in late March ($1,400 for most eligible people), which created significant additional short-term liquidity for many customers. Resulting same-store pawn balances are currently down 18% compared to the prior year (2020) and 32% compared to more normalized 2019 levels. Daily new loan origination activity has started to improve since early April, with same-store new loan volumes currently down approximately 25% to 30% compared to 2019, indicating that the impact from the latest round of stimulus payments has peaked and is beginning to recover.
While the most recent round of U.S. stimulus payments appear to be less impactful compared to the pandemic-related declines in the second quarter of 2020, the recovery of domestic loan demand will still likely be tempered for the next several months. In addition, given the significant retail sales volume in March, retail sales could be impacted by lower inventory levels in the near term. As a reminder, the Company had very strong retail sales in the second quarter of last year and more normalized pawn fee revenue at the onset of the pandemic as consumers paid down loans and related fees.
•In Mexico, which comprises the majority of the Company’s LatAm operations and where there have been minimal stimulus programs, same-store pawn loans are currently 3% above prior-year levels and 11% below this point in 2019. Inventories, while expected to recover on a lagging basis to pawn receivables, begin the second quarter 23% below the prior year which will continue to impact retail sales volumes in the near term.
•Income tax rate: For the full year of 2021, the effective income tax rate, under current codes in the U.S. and Mexico, is expected to range from 27% to 28% compared to 25.8% in 2020.
•New store openings, consolidations and repositionings: Despite the challenges presented by COVID-19, including significant construction, utility and permitting delays, the Company has a solid pipeline of additional stores leased, under construction or completed and awaiting permits. While there continue to be COVID-19 related operating challenges in many expansion markets, the Company expects 50 to 60 new store openings in 2021. In addition, the Company continues to believe there are significant opportunities for accretive consolidations, expansions and/or relocations of acquired small format stores in Mexico.

Additional Commentary and Analysis

Mr. Wessel provided the following additional insights on the Company’s first quarter operating results:

“Our first quarter results were encouraging, driven primarily by the continued re-opening of the economies in most of our markets in both the U.S. and Latin America. The Company’s U.S. operations saw robust retail sales as more customers visited our stores, ready to spend their stimulus payments and tax refunds. We saw strong demand across all merchandise categories, such as jewelry, electronics, power tools and sporting goods, and were able to meet most of the demand with fresh, just in-time inventories that commanded record gross margins.

“As with most consumer lenders, our loan origination volumes are significantly improved over last year, although balances remain below normal levels given the unprecedented liquidity for many consumers at the current time. While demand for consumer credit will likely take additional time to fully rebound, we remain positive on the long-term recovery in U.S. pawn loan demand, especially given our geographic footprint and unique competitive positioning as a small-dollar, non-recourse lender.

“In Latin America we are seeing a somewhat quicker recovery, as evidenced by our end of quarter pawn receivables in Mexico, which were up on a dollar-basis and down only 6% in the local currency compared to last year. There is a solid backlog of layaway deposits, up 12% sequentially in local currency, which is a leading indicator for future retail sales. Similar to the U.S., we have also been able to expand retail margins and recover operating profits with improved inventory turns and expense control.

“As we have highlighted, most of FirstCash’s key earnings metrics and margins continue to improve compared to the second half of 2020. With an anticipated further recovery in pawn lending activity, our goal is to structurally maintain a significant portion of the gross margin improvements and expense efficiencies, which we believe will further drive the Company’s long-term profitability.

“Store expansion is off to a fast start in 2021, as 24 de novo stores have been opened in Latin America while two stores have been acquired in the U.S. Over the past 15 months, the Company has added 163 new locations in four countries and while the impacts of the pandemic have dampened their collective contribution to-date, we are optimistic for rapid earnings accretion from these locations as the recovery continues.

“We remain committed to taking advantage of additional strategic opportunities as well, primarily through potential acquisitions in our existing markets. In addition, the Company continues to make substantial investments in technology and corporate infrastructure to drive collaboration, efficiencies and further reduce operating costs. Finally, we note the ongoing optimization of our real estate portfolio through strategic relocations, rent optimization and purchases of the underlying real estate in some locations. Through these activities, we have reduced same-store rent expense in our U.S. segment by 4% this quarter compared to the prior-year quarter and also of importance, we control our destiny in the typically high profit locations where we have acquired the real estate.

“As we begin the second quarter, we believe we have ample capacity to open and acquire additional stores, fund a further expected recovery in pawn loan demand and fund shareholder returns,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores with over 2,770 retail pawn locations and 17,000 employees in 24 U.S. states, the District of Columbia and four countries in Latin America including Mexico, Guatemala, Colombia and El Salvador. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s website located at http://www.firstcash.com.

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments (1) related to the COVID-19 pandemic, including the unknown duration and severity of the COVID-19 pandemic, which may be impacted by variants of the COVID-19 virus and the timing, availability and efficacy of the COVID-19 vaccines in the jurisdictions in which the Company operates, the impact of governmental responses that have been, and may in the future be, imposed in response to the pandemic, including stimulus programs which could adversely impact lending demand and regulations which could adversely affect the Company’s ability to continue to fully operate, potential changes in consumer behavior and shopping patterns which could impact demand for both the Company’s pawn loan and retail products, changes in the economic conditions in the United States and Latin America, which potentially could have an impact on discretionary consumer spending or impact demand for pawn loan products, and currency fluctuations, primarily involving the Mexican peso and (2) those discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and in the other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Revenue:
Retail merchandise sales	$272,042	$296,629
Pawn loan fees	115,522	142,115
Wholesale scrap jewelry sales	20,375	26,371
Consumer loan and credit services fees	—	1,375
Total revenue	407,939	466,490

Cost of revenue:
Cost of retail merchandise sold	157,153	184,695
Cost of wholesale scrap jewelry sold	17,197	22,847
Consumer loan and credit services loss provision	—	(361)
Total cost of revenue	174,350	207,181

Net revenue	233,589	259,309

Expenses and other income:
Store operating expenses	137,324	153,500
Administrative expenses	30,999	32,902
Depreciation and amortization	10,612	10,674
Interest expense	7,230	8,418
Interest income	(158)	(185)
Merger and acquisition expenses	166	68
Loss on foreign exchange	267	2,685
Write-off of certain Cash America merger related lease intangibles	878	3,630
Impairment of certain other assets	—	1,900
Total expenses and other income	187,318	213,592

Income before income taxes	46,271	45,717

Provision for income taxes	12,556	12,799

Net income	$33,715	$32,918

Earnings per share:
Basic	$0.82	$0.79
Diluted	$0.82	$0.78

Weighted-average shares outstanding:
Basic	41,034	41,912
Diluted	41,056	42,007

Dividends declared per common share	$0.27	$0.27

Certain amounts in the consolidated statements of income for the three months ended March 31, 2020 have been reclassified in order to conform to the 2021 presentation.

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2021	2020	2020
ASSETS
Cash and cash equivalents	$54,641	$75,464	$65,850
Fees and service charges receivable	35,334	40,121	41,110
Pawn loans	265,438	314,296	308,231
Inventories	185,336	227,876	190,352
Income taxes receivable	8,236	4,279	9,634
Prepaid expenses and other current assets	8,629	10,736	9,388
Total current assets	557,614	672,772	624,565

Property and equipment, net	384,617	329,066	373,667
Operating lease right of use asset	287,418	280,840	298,957
Goodwill	974,051	927,290	977,381
Intangible assets, net	83,229	84,999	83,651
Other assets	9,365	9,188	9,818
Deferred tax assets	3,869	8,718	4,158
Total assets	$2,300,163	$2,312,873	$2,372,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$79,575	$74,805	$81,917
Customer deposits	38,727	39,728	34,719
Income taxes payable	7,139	9,832	1,148
Lease liability, current	86,529	82,355	88,622
Total current liabilities	211,970	206,720	206,406

Revolving unsecured credit facilities	44,000	355,519	123,000
Senior unsecured notes	493,108	296,744	492,916
Deferred tax liabilities	73,020	64,728	71,173
Lease liability, non-current	186,972	181,787	194,887
Total liabilities	1,009,070	1,105,498	1,088,382

Stockholders’ equity:
Common stock	493	493	493
Additional paid-in capital	1,218,323	1,224,113	1,221,788
Retained earnings	811,921	749,126	789,303
Accumulated other comprehensive loss	(130,767)	(180,472)	(118,432)
Common stock held in treasury, at cost	(608,877)	(585,885)	(609,337)
Total stockholders’ equity	1,291,093	1,207,375	1,283,815
Total liabilities and stockholders’ equity	$2,300,163	$2,312,873	$2,372,197

Certain amounts in the consolidated balance sheets as of March 31, 2020 have been reclassified in order to conform to the 2021 presentation.

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. operations
•Latin America operations - includes operations in Mexico, Guatemala, Colombia and El Salvador

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans and inventories, as well as other earning asset metrics of the U.S. operations segment as of March 31, 2021 as compared to March 31, 2020 (dollars in thousands, except as otherwise noted):

	As of March 31,		Increase /
	2021	2020	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$169,642	$224,121	(24)%
Inventories	128,308	162,142	(21)%
	$297,950	$386,263	(23)%

Average outstanding pawn loan amount (in ones)	$215	$182	18%

Composition of pawn collateral:
General merchandise	30%	31%
Jewelry	70%	69%
	100%	100%

Composition of inventories:
General merchandise	44%	42%
Jewelry	56%	58%
	100%	100%

Percentage of inventory aged greater than one year	2%	3%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	3.3 times	2.9 times

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. operations segment for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 (dollars in thousands):

	Three Months Ended
	March 31,
	2021	2020	Decrease
U.S. Operations Segment
Revenue:
Retail merchandise sales	$189,957	$195,966	(3)%
Pawn loan fees	76,397	97,857	(22)%
Wholesale scrap jewelry sales	9,203	15,478	(41)%
Consumer loan and credit services fees (1)	—	1,375	(100)%
Total revenue	275,557	310,676	(11)%

Cost of revenue:
Cost of retail merchandise sold	106,530	119,529	(11)%
Cost of wholesale scrap jewelry sold	7,513	14,006	(46)%
Consumer loan and credit services loss provision (1)	—	(361)	(100)%
Total cost of revenue	114,043	133,174	(14)%

Net revenue	161,514	177,502	(9)%

Segment expenses:
Store operating expenses	95,247	107,706	(12)%
Depreciation and amortization	5,382	5,401	—%
Total segment expenses	100,629	113,107	(11)%

Segment pre-tax operating income	$60,885	$64,395	(5)%

Operating metrics:
Retail merchandise sales margin	44%	39%
Wholesale scrap jewelry sales margin	18%	10%
Net revenue margin	59%	57%
Segment pre-tax operating margin	22%	21%

(1)Effective June 30, 2020, the Company no longer offers an unsecured consumer loan product in the U.S.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars, and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America, which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.
The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	March 31,		Favorable /
	2021	2020	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	20.6	23.5	12%
Three months ended	20.3	19.9	(2)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.7	—%
Three months ended	7.8	7.7	(1)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,737	4,065	8%
Three months ended	3,553	3,533	(1)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories, as well as other earning asset metrics of the Latin America operations segment as of March 31, 2021 as compared to March 31, 2020 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				March 31,	Increase /
	As of March 31,		Increase /	2021	(Decrease)
	2021	2020	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$95,796	$90,175	6%	$84,498	(6)%
Inventories	57,028	65,734	(13)%	50,324	(23)%
	$152,824	$155,909	(2)%	$134,822	(14)%

Average outstanding pawn loan amount (in ones)	$76	$56	36%	$67	20%

Composition of pawn collateral:
General merchandise	66%	70%
Jewelry	34%	30%
	100%	100%

Composition of inventories:
General merchandise	58%	62%
Jewelry	42%	38%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.4 times	3.9 times

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America operations segment for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			March 31,	Increase /
	March 31,		Increase /	2021	(Decrease)
	2021	2020	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$82,085	$100,663	(18)%	$83,937	(17)%
Pawn loan fees	39,125	44,258	(12)%	40,010	(10)%
Wholesale scrap jewelry sales	11,172	10,893	3%	11,172	3%
Total revenue	132,382	155,814	(15)%	135,119	(13)%

Cost of revenue:
Cost of retail merchandise sold	50,623	65,166	(22)%	51,763	(21)%
Cost of wholesale scrap jewelry sold	9,684	8,841	10%	9,902	12%
Total cost of revenue	60,307	74,007	(19)%	61,665	(17)%

Net revenue	72,075	81,807	(12)%	73,454	(10)%

Segment expenses:
Store operating expenses	42,077	45,794	(8)%	42,960	(6)%
Depreciation and amortization	4,263	4,063	5%	4,350	7%
Total segment expenses	46,340	49,857	(7)%	47,310	(5)%

Segment pre-tax operating income	$25,735	$31,950	(19)%	$26,144	(18)%

Operating metrics:
Retail merchandise sales margin	38%	35%		38%
Wholesale scrap jewelry sales margin	13%	19%		11%
Net revenue margin	54%	53%		54%
Segment pre-tax operating margin	19%	21%		19%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended
	March 31,
	2021	2020
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. operations	$60,885	$64,395
Latin America operations	25,735	31,950
Consolidated segment pre-tax operating income	86,620	96,345

Corporate expenses and other income:
Administrative expenses	30,999	32,902
Depreciation and amortization	967	1,210
Interest expense	7,230	8,418
Interest income	(158)	(185)
Merger and acquisition expenses	166	68
Loss on foreign exchange	267	2,685
Write-off of certain Cash America merger related lease intangibles	878	3,630
Impairment of certain other assets	—	1,900
Total corporate expenses and other income	40,349	50,628

Income before income taxes	46,271	45,717

Provision for income taxes	12,556	12,799

Net income	$33,715	$32,918

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity:

	Three Months Ended March 31, 2021
	U.S.	Latin America
	Operations Segment	Operations Segment	Total Locations
Total locations, beginning of period	1,046	1,702	2,748
New locations opened	—	24	24
Locations acquired	2	—	2
Consolidation of existing pawn locations (1)	(2)	(1)	(3)
Total locations, end of period	1,046	1,725	2,771

(1)Store consolidations were primarily acquired locations over the past four years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above or below market lease liabilities of Cash America which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written-off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended March 31,
	2021		2020
	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$33,715	$0.82	$32,918	$0.78
Adjustments, net of tax:
Merger and acquisition expenses	116	—	50	—
Non-cash foreign currency loss related to lease liability	421	0.01	3,069	0.07
Non-cash write-off of certain Cash America merger related lease intangibles	676	0.02	2,795	0.07
Non-cash impairment of certain other assets (1)	—	—	1,463	0.04
Adjusted net income and diluted earnings per share	$34,928	$0.85	$40,295	$0.96

(1)Impairment related to a non-operating asset in which the Company determined that an other than temporary impairment existed as of March 31, 2020.

The following table provides a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended March 31,
	2021			2020
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$166	$50	$116	$68	$18	$50
Non-cash foreign currency loss related to lease liability	602	181	421	4,384	1,315	3,069
Non-cash write-off of certain Cash America merger related lease intangibles	878	202	676	3,630	835	2,795
Non-cash impairment of certain other assets	—	—	—	1,900	437	1,463
Total adjustments	$1,646	$433	$1,213	$9,982	$2,605	$7,377

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2021	2020	2021		2020
Net income	$33,715	$32,918	$107,376		$154,881
Income taxes	12,556	12,799	36,877		56,604
Depreciation and amortization	10,612	10,674	42,043		42,704
Interest expense	7,230	8,418	28,156		34,083
Interest income	(158)	(185)	(1,513)		(1,036)
EBITDA	63,955	64,624	212,939		287,236
Adjustments:
Merger and acquisition expenses	166	68	1,414		1,685
Non-cash foreign currency loss (gain) related to lease liability	602	4,384	(2,533)		3,791
Loss on extinguishment of debt	—	—	11,737		—
Non-cash write-off of certain Cash America merger related lease intangibles	878	3,630	4,303		3,630
Non-cash impairment of certain other assets	—	1,900	—		1,900
Consumer lending wind-down costs and asset impairments	—	—	109		3,454
Adjusted EBITDA	$65,601	$74,606	$227,969		$301,696

Net debt ratio calculation:
Total debt (outstanding principal)			$544,000		$655,519
Less: cash and cash equivalents			(54,641)		(75,464)
Net debt			$489,359		$580,055
Adjusted EBITDA			$227,969		$301,696
Net debt ratio (net debt divided by adjusted EBITDA)			2.1	:1	1.9	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of loan receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Cash flow from operating activities	$69,174	$77,385	$214,053	$237,284
Cash flow from investing activities:
Loan receivables, net (1)	42,394	52,279	97,123	44,469
Purchases of furniture, fixtures, equipment and improvements	(9,491)	(10,581)	(36,453)	(45,234)
Free cash flow	102,077	119,083	274,723	236,519
Merger and acquisition expenses paid, net of tax benefit	116	50	1,057	1,222
Adjusted free cash flow	$102,193	$119,133	$275,780	$237,741

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com